CUMULUS MEDIA Reports Operating Results for the First Quarter 2021

ATLANTA, GA — May 5, 2021: Cumulus Media Inc. (NASDAQ: CMLS) (the “Company,” "CUMULUS MEDIA," “we,” “us,” or “our”) today announced operating results for the three months ended March 31, 2021.

Mary G. Berner, President and Chief Executive Officer of CUMULUS MEDIA, said, "Our first quarter results clearly reflect the benefits of our improved operating leverage in a recovering economy. Over the last three months, expanded vaccine distribution and greater economic activity have supported a significant pickup in advertising, leading to a positive revenue trajectory across all our businesses, with particularly strong results in podcasting which was up approximately 35% year-over-year. Additionally, the meaningful permanent cost reductions we initiated in 2020, more than $10 million of which were reflected in the first quarter, positively impacted Q1 2021 EBITDA. Looking ahead, with our strong competitive positioning, growing digital revenue streams, and substantial free cash flow generating potential, we believe we have multiple avenues along which to grow shareholder value.”

Key Financial Highlights:

•Continued year-over-year sequential total revenue performance improvement from Q4 2020
◦On an as reported basis, total revenue decline of 11.5% year-over-year
◦On a same station basis and excluding political, total revenue decline of 9.5% year-over-year
◦Aggregate digital revenue growth over Q1 2020, led by podcasting revenue growth of approximately 35%

•Enhanced operating leverage driven by 2020 cost actions
◦More than $10 million of year-over-year permanent cost reductions realized in the quarter
◦Increased expectation to more than $50 million permanent improvement in expense run-rate vs. 2019 baseline from implemented cost reductions

•Strengthened balance sheet, finishing the quarter with $294 million of cash on hand
◦Increase in cash of $22 million compared with December 31, 2020
◦Total debt(1) of $983 million at March 31, 2021, resulting in net debt of $689 million

Operating Summary (dollars in thousands, except percentages and per share data):

For the three months ended March 31, 2021, the Company reported net revenue of $201.7 million, a decrease of 11.5% from the three months ended March 31, 2020, net loss of $21.9 million and Adjusted EBITDA of $8.9 million.

For the three months ended March 31, 2021, the Company reported same station net revenue of $201.7 million, a decrease of 10.9% from the three months ended March 31, 2020, and same station Adjusted EBITDA of $8.9 million, a decrease of 68.6% from the three months ended March 31, 2020.

As Reported	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	% Change
Net revenue	$201,728	$227,914	(11.5)%
Net loss	$(21,917)	$(7,351)	N/A
Adjusted EBITDA (2)	$8,932	$27,725	(67.8)%
Basic loss per share	$(1.07)	$(0.36)	N/A
Diluted loss per share	$(1.07)	$(0.36)	N/A

Same Station (3)	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	% Change
Net revenue	$201,728	$226,474	(10.9)%
Adjusted EBITDA (2)	$8,932	$28,429	(68.6)%

Revenue Detail Summary (dollars in thousands):

As Reported	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	% Change
Broadcast radio revenue:
Spot	$92,896	$121,943	(23.8)%
Network	62,030	65,683	(5.6)%
Total broadcast radio revenue	154,926	187,626	(17.4)%
Digital	27,078	21,886	23.7%
Other	19,724	18,402	7.2%
Net revenue	$201,728	$227,914	(11.5)%

Same Station (3)	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	% Change
Spot	$92,896	$120,814	(23.1)%
Network	62,030	65,683	(5.6)%
Total broadcast radio revenue	154,926	186,497	(16.9)%
Digital	27,078	21,815	24.1%
Other	19,724	18,162	8.6%
Net revenue	$201,728	$226,474	(10.9)%

Balance Sheet Summary (dollars in thousands):

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$293,806	$271,761
Term loan due 2026 (4)	$468,099	$469,411
6.75% Senior notes (4)	$452,836	$452,836
2020 Revolving credit facility	$60,000	$60,000

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Capital expenditures	$2,890	$3,108

(1)Total debt includes $1.7 million of PPP loans which were recorded in Other liabilities on our Condensed Consolidated Balance Sheet at March 31, 2021.
(2)Adjusted EBITDA is not a financial measure calculated or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For additional information, see “Non-GAAP Financial Measures.”
(3)Adjusted for all merger and acquisition activity occurring in 2020 as if such activity had occurred as of January 1, 2020. Same Station financial measures are not financial measures calculated or presented in accordance with GAAP. For additional information, see “Non-GAAP Financial Measures.”
(4)Excludes unamortized debt issuance costs.

Earnings Conference Call Details
The Company will host a conference call today at 8:30 AM ET to discuss its first quarter operating results. A link to the webcast of the conference call will be available on the investor section of the Company’s website (www.cumulusmedia.com/investors/). The conference call dial-in number for domestic callers is 833-614-1549 and international callers should dial 914-987-7288 for call access. If prompted, the conference ID number is 8099597. Please call five to ten minutes in advance to ensure that you are connected prior to the call.

The conference call will also be broadcast live in listen-only mode through a link on the Company’s investor relations website at www.cumulusmedia.com/investors. This link can also be used to access a recording of the call, which will be available shortly following its completion.

Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact and relate to our intent, belief or current expectations primarily with respect to our future operating, financial, and strategic performance. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors including, but not limited to, risks and uncertainties related to the implementation of our strategic operating plans, the evolving and uncertain nature of the COVID-19 pandemic and its impact on the Company, the media industry, and the economy in general and other risk factors described from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. CUMULUS MEDIA assumes no responsibility to update any forward-looking statements, which are based upon expectations as of the date hereof, as a result of new information, future events or otherwise.

About CUMULUS MEDIA
CUMULUS MEDIA (NASDAQ: CMLS) is a leading audio-first media and entertainment company delivering premium content to over a quarter billion people every month - wherever and whenever they want it. CUMULUS MEDIA engages listeners with high-quality local programming through 415 owned-and-operated stations across 86 markets; delivers nationally-syndicated sports, news, talk, and entertainment programming from iconic brands including the NFL, the NCAA, the Masters, CNN, the AP, the Academy of Country Music Awards, and many other world-class partners across nearly 7,300 affiliated stations through Westwood One, the largest audio network in America; and inspires listeners through its rapidly growing network of original podcasts that are smart, entertaining and thought-provoking. CUMULUS MEDIA provides advertisers with personal connections, local impact and national reach through broadcast and on-demand digital, mobile, social, and voice-activated platforms, as well as integrated digital marketing services, powerful influencers, full-service audio solutions, industry-leading research and insights, and live event experiences. CUMULUS MEDIA is the only audio media company to provide marketers with local and national advertising performance guarantees. For more information visit www.cumulusmedia.com.

Non-GAAP Financial Measures

From time to time, we utilize certain financial measures that are not prepared or calculated in accordance with GAAP to assess our financial performance and profitability. Consolidated adjusted earnings before interest, taxes, depreciation, and amortization ("Adjusted EBITDA") is the financial metric by which management and the chief operating decision maker allocate resources of the Company and analyze the performance of the Company as a whole. Management also uses this measure to determine the contribution of our core operations to the funding of our corporate resources utilized to manage our operations and the funding of our non-operating expenses including debt service and acquisitions. In addition, consolidated Adjusted EBITDA is a key metric for purposes of calculating and determining our compliance with certain covenants contained in our Refinanced Credit Agreement.

In determining Adjusted EBITDA, we exclude the following from net loss: interest, taxes, depreciation, amortization, stock-based compensation expense, gain or loss on the exchange, sale, or disposal of any assets or stations, local marketing agreement fees, restructuring costs, expenses relating to acquisitions and divestitures, non-routine legal expenses incurred in connection with certain litigation matters, and non-cash impairments of assets, if any.

Because of the significant effect that the Company’s material station acquisitions and dispositions have had on our results of operations, the Company also presents certain financial information herein on a “Same Station” basis, both with and excluding the effect of political advertising, in order to address the cyclical nature of the two-year election cycle. Same Station metrics are adjusted for material station acquisitions and dispositions as if these acquisitions and dispositions had occurred as of the beginning of the comparable period in the prior year, as indicated. Same Station financial measures, excluding the impact of political advertising, are further adjusted to exclude the impact of political advertising in the comparable periods.

Management believes that Adjusted EBITDA and Same Station financial measures, with and excluding the impact of political advertising, although not measures that are calculated in accordance with GAAP, are commonly employed by the investment community as measures for determining the market value of a media company and comparing the operational and financial performance among media companies. Management has also observed that Adjusted EBITDA and Same Station financial measures, with and excluding the impact of political advertising, are routinely utilized to evaluate and negotiate the potential purchase price for media companies. Given the relevance to our overall value, management believes that investors consider the metrics to be extremely useful.

The Company presents the non-GAAP financial measure "net debt" which is total debt less cash and cash equivalents. Management believes that net debt is an important measure to monitor leverage and evaluate the balance sheet. We refer to Adjusted EBITDA, Same Station financial measures, with and excluding the impact of political advertising, and net debt as the "Non-GAAP Financial Measures."

Non-GAAP Financial Measures should not be considered in isolation or as a substitute for net income, net revenue, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP. In addition, Non-GAAP Financial Measures may be defined or calculated differently by other companies and, therefore, comparability may be limited.

For further information, please contact:
Cumulus Media Inc.
Investor Relations Department
IR@cumulus.com
404-260-6600

Supplemental Financial Data and Reconciliations

CUMULUS MEDIA INC.
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands)

	Three Months Ended
	March 31, 2021	March 31, 2020
Net revenue	$201,728	$227,914
Operating expenses:
Content costs	90,148	88,566
Selling, general & administrative expenses	90,098	103,627
Depreciation and amortization	13,410	12,790
Local marketing agreement fees	496	1,047
Corporate expenses	13,802	8,170
Stock-based compensation expense	1,057	719
Restructuring costs	1,579	2,920
(Gain) loss on sale or disposal of assets or stations	(283)	1,816
Total operating expenses	210,307	219,655
Operating (loss) income	(8,579)	8,259
Non-operating expense:
Interest expense	(17,549)	(17,159)
Other expense, net	(138)	—
Total non-operating expense, net	(17,687)	(17,159)
Loss before income taxes	(26,266)	(8,900)
Income tax benefit	4,349	1,549
Net loss	$(21,917)	$(7,351)

The following tables reconcile net loss, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA for the periods presented herein (dollars in thousands):

As Reported	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
GAAP net loss	$(21,917)	$(7,351)
Income tax benefit	(4,349)	(1,549)
Non-operating expense, including net interest expense	17,687	17,159
Local marketing agreement fees	496	1,047
Depreciation and amortization	13,410	12,790
Stock-based compensation expense	1,057	719
(Gain) loss on sale or disposal of assets or stations	(283)	1,816
Restructuring costs	1,579	2,920
Non-routine legal expenses	1,028	—
Franchise taxes	224	174
Adjusted EBITDA	$8,932	$27,725

Same Station (3)	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Net loss	$(21,917)	$(5,252)
Income tax benefit	(4,349)	(1,549)
Non-operating expense, including net interest expense	17,687	17,159
Local marketing agreement fees	496	1,047
Depreciation and amortization	13,410	12,630
Stock-based compensation expense	1,057	719
(Gain) loss on sale or disposal of assets or stations	(283)	614
Restructuring costs	1,579	2,887
Non-routine legal expenses	1,028	—
Franchise taxes	224	174
Adjusted EBITDA	$8,932	$28,429

The following tables reconcile as reported net revenue and as reported Adjusted EBITDA to same station net revenue and same station Adjusted EBITDA, both including and excluding the impact of political, for the periods presented herein (dollars in thousands):

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
As reported net revenue	$201,728	$227,914
Station dispositions and swaps	—	(1,440)
Same station net revenue	$201,728	$226,474
Political revenue	(1,336)	(4,926)
Same station net revenue, excluding impact of political revenue	$200,392	$221,548

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
As reported Adjusted EBITDA	$8,932	$27,725
Station dispositions and swaps	—	704
Same station Adjusted EBITDA	$8,932	$28,429
Political EBITDA	(1,202)	(4,433)
Same station Adjusted EBITDA, excluding impact of political EBITDA	$7,730	$23,996